Exhibit 10.95
ADDENDUM No 1
Dated 27 SEPTEMBER 2018
TO THE MEMORANDUM OF AGREEMENT DATED 20 SEPTEMBER 2018
(the "MOA'', expression of which shall include all addenda, supplements and variations in relation thereto)
IN RESPECT OF MN "Gladiatorship"
 (IMO NO. 9431513)
(hereinafter called the "Vessel")
BETWEEN:
(1)	Gladiator Shipping Co., (the "Sellers");and
(2)	Xiang B8 HK International Ship Lease Co., Limited (the ''Buyers").
Pursuant to this addendum (the "Addendum No. 1") and Clause 8 of the MOA, now it is hereby mutually agreed between the Buyers and the Sellers that the following documents shall be exchanged at the time of delivery of the Vessel against payment of the Purchase Price and all other moneys payable under the MOA (all terms used herein shall have the same meaning as in the MOA), such payment being effected in accordance with the terms of the MOA and the Escrow Agreement:
A.	The Sellers shall provide the Buyers with the following original (unless otherwise specified below) documents, all at the place of the documentary closing (unless otherwise provided or agreed):
1.	Bill of Sale
Two (2) Original Bills of Sale in Form R209 (Bahamas Bill of Sale) of the Bahamas Maritime Authority (the "BMA"), for the Vessel in favor of the Buyers duly executed, signed and stamped by the Sellers, transferring 64/64 shares in the Vessel and in its boats and appurtenances from the Sellers to the Buyers free from encumbrances, both duly notarized/legalized or attested by other means acceptable to the BMA.
2.	Transcript of Register
A copy of the Transcript of Register to be issued by the BMA showing that on the issuing date the Vessel is owned by the Sellers and that there is no mortgage registered against the Vessel except a mortgage (the "Mortgage") registered in favour of UniCredit Bank AG (the "Mortgagee"). This Transcript should be dated not more than three (3) Banking days prior to the date of delivery of the Vessel.
3.	New Transcript of Register
A new transcript of register to be issued by the BMA on the closing date certifying on the issuing date there is no mortgage registered over the Vessel (the "New Transcript").
The original New Certificate shall be provided to the Buyer's Representative at the BMA in Hong Kong at the time of the closing.
4.	Seller's Corporate Documents
(i)	Certificate of Incorporation and Constitutional Documents of the Seller - one (1) Copy Certified as true by the Sellers' legal counsel.
(ii)
Certificate of Good Standing- one (1) Original - legalized by Apostille by the Special Agent of the Republic of the Marshall Islands Certificate of Good Standing of the Sellers certifying the good standing of the Sellers issued by the Marshall Islands Registrar of Corporations dated not more than five (5) Banking Days prior to the delivery of the Vessel, duly legalized by Apostille by the Special Agent of the Marshall Islands.

(iii)
Certificate of Incumbency - one (1) Original - legalized by Apostille by the Special Agent of the Republic of the Marshall Islands Certificate of Incumbency of the Sellers issued by the Marshall Islands company registry authority certifying on the date of the certificate all the directors/officers of the Sellers. Such certificate shall be dated no more than seven (7) days prior to the closing date.

(iv)	Resolutions of the Board of Directors- one (1) copy certified as true by the Sellers' legal counsel
Resolutions of the Board of Directors, duly legalized by Apostille by the Special Agent of the Republic of the Marshall Islands, all Directors attending in person the said Meeting, inter alia unanimously confinning, approving and ratifying the execution of the MOA, the Novation Agreement, the Escrow Agreement between Sellers, Buyers and the Escrow Agent and all and any addenda thereto and/or amendments thereof, and authorizing, approving and resolving the sale of the Vessel to the Buyers pursuant to the terms of the MOA and the Vessel's deletion from the BMA (if required), and authorizing persons who will represent the Sellers and act in connection therewith (including, without limitation, the authority to execute any and all addenda to the MOA and the Escrow Agreement, the Bill of Sale, any and all Letters of Undertaking, the Protocol of Delivery and Acceptance and any other sale documentation, to accept payment of the purchase price, to release (if required) of the Deposit held by the Escrow Agent, to transfer the Vessel to the Buyers, to effect physical delivery of the Vessel to the Buyers, to delete her from the BMA, if required and generally to take all necessary or desirable steps in connection with these matters.
(v)	Seller's Shareholder Resolutions - one (1) Copy Certified as true by the Sellers' legal counsel Seller's Shareholder Resolutions ratifying the Director's Resolutions above.
(vi)	Power of Attorney - one (1) Original - notarized and legalized or apostilled
Power of Attorney duly notarized and legalized or apostilled, issued pursuant to and in accordance with the aforementioned directors' board resolutions, authorizing the Attorney(s)-in-Fact to represent the Sellers and act in connection therewith (including, without limitation, the authority to execute any and all addenda to the MOA, the Novation Agreement, the Escrow Agreement, the Bill of Sale, any and all Letters of Undertaking, the Protocol of Delivery and Acceptance and any other sale documentation, acceptance of payment of the purchase price, release of the Deposit held by the Escrow Agent, transfer the Vessel to the Buyers and delete same from the BMA, if required. The notarial certificate shall certify (i) the title of the signatory and the genuingness of the signature appearing to the POA; and (ii) that the signatory has the authority to sign the POA on behalf of the Sellers pursuant to the Minutes under Item 4. (iv) above.
5.	Class Maintenance Certificate - one (1) copy with original to follow
Class Maintenance certificate dated no more than three (3) Banking Days prior the delivery date of the Vessel certifying that on the issuing date the Vessel's Class is maintained without condition/recommendation (in its standard format).
If the orginal certificate is not available on the closing day, the Sellers shall provide the Buyers with a letter of underting to undertake to send the original Declaration of Class to the Buyers within three (3) Banking Days after the delivery of the Vessel.
6.	Commercial Invoices
(i)
Three (3) Original Commercial Invoices duly signed by the Sellers stating the main particulars and the Purchase Price for the Vessel marked "FULLY PAID" and signed on behalf of the Sellers under the Power of Attorney, dated the date of delivery.

(ii)
Three (3) Original Commercial Invoices duly signed by the Sellers stating the quantities remaining on board on delivery of the bunkers in accordance with the Novation Agreement dated 21 September 2018 and lubricating oils with respective prices, marked "FULLY PAID" and signed on behalf of the Sellers under the Power of Attorney, dated the date of delivery.
7.	Evidence of discontinued server of satellite communication
A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communications contract which to be sent immediately after delivery of the Vessel. A copy of a written confirmation from the Sellers confinning that any outstanding radio accounts shall be settled by the Sellers as soon as practically possible after the Vessel's delivery to the Buyers with no liability regarding the same to be incurred against the Buyers.
8.	Undertaking Letters from the Sellers
(i)
A letter of undertaking from the Sellers to the Buyers confirming to the best of their knowledge that, as at the time of delivery, the Vessel has not suffered any grounding and underwater damage since its latest dry- docking/bottom survey.

(ii)
A letter of undertaking from the Sellers to the Buyers that to the best of their knowledge (a) the Vessel under present Ownership is not blacklisted by any nation or international organization and (b) that she has not been infested by Gypsy Moth.

(iii)
A letter of undertaking duly executed by the Sellers and addressed to Buyers confirming that the Vessel, at the time of delivery is free from all charters other than the Existing Charterparty, encumbrances, mortgages and maritime liens or any other debts whatsoever and is not subject to Port State or other administrative detentions; also, undertaking to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery of the Vessel to the Buyers.

9.	Additional Documents
Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, but the Buyers shall notify the Sellers of such request at latest 10 days prior to the closing date. Sellers shall provide originals of such additional documents where available. Otherwise, where originals of any such additional documents are not available, copies shall be provided with original documents to follow by courier within three (3) Banking Days of the date of delivery.
B.	The Buyers shall provide the Sellers with the following documents:
10.	Business Registration Certificate, Certificate of Incorporation and Articles of Association - one (1) certified copy
A certified true copy of the Buyer's Business Registration Certificate, Certificate of Incorporation, A1iicles of Association, company's particulars and Incorporation Fonn NNCl certified by a director of the Buyers or an English solicitor.
11.	Certificate of Incumbency - one (1) Original
An original of the Certificate of Incumbency of the Buyers issued by the company secretary, confirming the name of all the directors, officers and shareholders of the Buyers date the same date of the Written Resolutions of below Item 13 hereof.
12.	Certificate of Continuing Registration- one (1) Original
Original of a Certificate of Continuing Registration of the Buyers issued by the company registration authorities no earlier than five (5) Banking Days before the date of delivery of the Vessel confirming that the Buyers' company is in good standing.
13.	Written Resolutions or Meeting Minutes of Board of Directors of the Buyers- one (1) certified copy
Written Resolutions or Meeting Minutes of Board of Direcorts of the Buyers approving the MOA, the Novation Agreement, the Escrow Agreement, resolving and ratifying purchase of the Vessel from the Sellers and the issuance of the Power of Attorney mentioned in Item 14 below and appointing Attorneys-in-Fact to authorizing them to execute the Protocol of Delivery and Acceptance, the release of the Deposit held by the Escrow Agent, to effect payment and/or release of the balance of the purchase price, and take delivery of the Vessel and deal with all matters relating to completion of the purchase and taking delivery of the Vessel from the Sellers, including physical delivery of the Vessel.
14.	Power of Attorney - one (1) Original
Power of Attorney of the Buyers executed pursuant to the above Director's Resolutions or Meeting Minutes, authorizing certain persons to act on behalf of the Buyers and represent them in all matters relating to the purchase of the Vessel, including but not limited to, execution of the MOA, the Novation Agreement and the Escrow Agreement, the release instruction in respect of the Deposit held by the Escrow Agent, effecting payment and/or release of the balance price, of purchase monies, signing of the Protocol of Delivery and Acceptance and attending all relevant matters, duly notarially attested. The notary public to confirm the genuineness of the signature.
The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in paragraph A and B above for review and comment by the other Party no later than seven (7) days prior to the Vessel's intended date of readiness for delivery as notified by the Seller pursuant to Clause 5(b) of the MOA.

If any of the documents listed in paragraph A and B above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer.
C.	Protocol of Delivery and Acceptance
14.	Protocols of Delivery and Acceptance duly signed, dated and timed in TWO (2) ORIGINALS by Sellers' and Buyers' duly authorized representatives attending at the place of the documentary closing
D.	Documents to be provided by the Seller to the Buyer - on board the Vessel
15.	Continuous Synopsis Record Documents - original
Continuous Synopsis Record Documents to be delivered to the Buyer's representative on board the Vessel upon delivery.
16.	Master's Declaration - one (1) Original
The Master of the Vessel shall issue a declaration on the date of the delivery, that all crew wages and dues are fully paid up to the date of delivery the Vessel and all repatriation expenses have or will be paid by the Sellers. Such original declaration to be delivered on board the Vessel to the Buyers' representatives or managers attending the physical delivery.
17.	Technical Documents, Certificates and Other Documents of the Vessel
Concurrent with the exchange of documents in paragraph A and B above, upon delivery of the Vessel, the Seller shall hand to the Buyer's representative(s) on board the Vessel all technical documents, certificates and other documents of the Vessel, including all of the Vessel's national and international trading and classification certificates, full set of all plans/instructions manuals, including list of spare parts, stores and equipment ashore and on board, belonging to the Vessel, unless the Seller is required to retain same, in which case the Buyer has the right to take copies.
18.	Log Books
The Seller may keep the Vessel's log books but a copy of the same for the 6 months period prior to the delivery of the Vessel under the MOA shall be delivered to the Buyer's representatives on board the Vessel upon delivery of the Vessel to the Buyer.
19.	Other Technical Documentation
Other technical documentation which are not on board the Vessel but are in the Seller's possession shall promptly after delivery be forwarded to the Buyer at the Buyers' expense.

Save as amended by this Addendum No. 1, all other terms and conditions in the MOA shall remain unchanged and in full force and effect.
This Addendum No. 1 may be entered into in any number of counterparts which when taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have caused this Addendum No. to the MOA to be executed on the date 27 September 2018.
/s/ Christos Sigalas	/s/ Gao Xue
Name: Christos Sigalas	Name: Gao Xue
Title: Director	Title: Attorney in fact
For and on behalf of the Sellers	For and on behalf of the Buyers